CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 23, 2016, relating to the financial statements and financial highlights of Rainier International Discovery Fund, a series of Rainier Investment Management Mutual Funds, appearing in the Annual Report on Form N-CSR of Rainier Investment Management Mutual Funds for the year ended March 31, 2016, and to the references to us under the headings "Summary of the Proposed Reorganization,” and “Appendix C: Financial Highlights," in the Proxy Statement/Prospectus, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Los Angeles, California
April 17, 2017